Exhibit 7(q)

Republic Bancorp and Norcross Braca Group Announce $35 Million Investment

Investment Will Improve Capital Ratios and Result in Reconstitution of Republic Board, with Appointment of

Philip A. Norcross as Chair as well as Gregory B. Braca and Two New Independent Directors

Legacy Directors Andrew B. Cohen, Harry D. Madonna, Lisa Jacobs and Harris Wildstein to Depart from Board

PHILADELPHIA, October 27, 2023 (GLOBE NEWSWIRE) – Republic First Bancorp, Inc. (OTCEM: FRBK) (“Republic” or the “Company”), the parent company of Republic First Bank d/b/a Republic Bank, and George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Lexie Norcross, other Norcross family members and affiliates (collectively, the “Norcross Braca Group”), today announced that they have signed a Securities Purchase Agreement to effectuate a $35 million investment by the Norcross Braca Group. As part of the agreement, the Company’s Board of Directors (the “Board”) will be reconstituted, with former TD Bank U.S. CEO Gregory B. Braca and two other highly qualified individuals joining as Directors and Philip A. Norcross becoming the Chair. Upon closing of the new investment, which is subject to regulatory approval and other conditions related to the Company, the remainder of the previously announced $75 million to $100 million capital raise will commence.

George E. Norcross, III today stated:

“As we said when we first announced we had taken a stake in Republic First more than 18 months ago: we believe that with proper Board leadership and a focus on improving operations, the Company can provide great service to its customers and depositors as well as value to its shareholders. This investment and new leadership on the Board is the next step of what will be the new Republic First.”

Thomas X. Geisel, President and Chief Executive Officer of Republic, commented:

“This is an important milestone to strengthen our balance sheet and improve our operations. We look forward to having the benefit of Phil’s and Greg’s expertise in the boardroom as we work together to enhance value for all stakeholders and chart Republic First’s future.”

Upon the closing of the Securities Purchase Agreement, the Company’s Board will consist of seven members: incumbents Mr. Geisel, Benjamin C. Duster, IV, and Peter B. Bartholow, as well as Philip Norcross, Mr. Braca, and two new independent Directors. Philip Norcross will be Chairman of the reconstituted Board. Legacy Directors Andrew B. Cohen, Harry D. Madonna, Harris Wildstein and Lisa Jacobs will all depart the Board.

Advisors

Squire Patton Boggs (US) LLP and Vinson & Elkins, L.L.P. are serving as legal advisors to the Company, and Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. are serving as financial advisors. Sullivan & Cromwell LLP and Ballard Spahr are serving as legal advisors to the Norcross Braca Group.

About Republic Bank

Republic Bank is the operating name for Republic First Bank. Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its 33 offices located in Atlantic, Burlington, Camden, and Gloucester Counties in New Jersey; Bucks, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and New York County in New York. For more information about Republic Bank, please visit myrepublicbank.com.

Forward Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s future plans, including plans to raise additional capital, strategies and operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. You should carefully review the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 and other documents the Company files from time to time with the SEC.

Contacts

For Republic:

Longacre Square Partners

Joe Germani / Greg Marose, (646) 277-8813

frbk@Longacresquare.com

For the Norcross Braca Group:

The Echo Group, LLC

Daniel F. Fee, Esq., (215) 704-3160

dan@echo-group.com